For more information, please contact:
William D. Snider
Chief Financial Officer
(720) 932-6598
bills@matrixbancorp.com
or
Susan J. Lewis, PAIRELATIONS, LLC
(303) 804-0494
slewis@pairelations.com

FOR IMMEDIATE RELEASE
MAY 11, 2006

MATRIX BANCORP, INC. REPORTS 2006 FIRST QUARTER EARNINGS

•	Net income for the first quarter 2006 was $5.5 million, or $0.64 per diluted share, including $1.6 million, or $0.19 per diluted share from discontinued operations
•	Net interest margin expands 14 basis points on a year over year basis
•	Commercial loans grew 21%
•	Five regional branch presidents now in place

Denver, Colorado May 11, 2006 — Matrix Bancorp, Inc. (NASDAQ: MTXC) (the “Company”), a Denver-based holding company whose principal subsidiary, Matrix Capital Bank, is a community bank focused on expansion across Colorado’s Front Range market, announced today results for the quarter ended March 31, 2006.

For the first quarter 2006, the Company reported net income of $5.5 million, or $0.64 per basic and diluted share, as compared to $2.9 million, or $0.44 per basic and diluted share reported for the quarter ended March 31, 2005. Net income for the quarter ended March 31, 2006 was positively impacted by the previously announced sale of certain assets and operations of Matrix Bancorp Trading, Inc., on which the after-tax gain on sale of approximately $2.4 million is included in income from discontinued operations. Also positively affecting the first quarter 2006 results was the settlement of two separate litigation matters at Matrix Capital Bank and Matrix Financial Services Corporation included in noninterest income totaling approximately $1.4 million, after-tax.

The Company’s assets totaled $2.15 billion on March 31, 2006, as compared to $2.08 billion at December 31, 2005. The increase in assets is primarily due to an increase in investment securities, which increased $115.2 million since December 31, 2005, to $655.4 million at March 31, 2006. This increase was the result of the deployment of repayments from the single family whole loan portfolio as well as overall growth of the balance sheet at Matrix Bank from the reinvestment of its earnings. Also during the first quarter 2006, the Company’s commercial loan portfolio (SBA loans, commercial, construction, land and commercial real estate) increased $29.7 million to $209.1 million at March 31, 2006, as compared to $179.4 million at December 31, 2005. This increase was the result of production from Matrix Bank’s newly appointed community banking professionals. Residential loans in the Company’s held for sale portfolio declined $91.8 million due to repayments, exchanges with FNMA of whole loans for securities and sales in the loan portfolio at Matrix Financial. Deposits, including custodial escrow balances, increased $66.1 million since December 31, 2005, to $1.24 billion at March 31, 2006. The increase in deposits was the net effect of the attraction of new community bank and institutional deposits, and utilization of brokered deposits for liability management. In the first quarter, due to the repurchase of shares discussed below, the Company’s borrowings from FHLBank increased by $76.0 million to $691.0 million at March 31, 2006.

During the first quarter 2006, the Company completed the repurchase of shares under the previously announced tender offer, which closed on January 23, 2006. The Company repurchased 4,184,277 common shares for approximately $79.5 million. This repurchase was charged against additional paid in capital which resulted in the decrease of $73.7 million in shareholders’ equity to $107.0 million at March 31, 2006 as compared to $180.7 million at December 31, 2005.

Scot T. Wetzel, President and CEO, commented, “For the first quarter of 2006, we are pleased with the progress the Company made in executing our business plan to build a community-banking branch network across key Colorado geographic markets. In less than four months, we have announced the hiring of five newly appointed regional branch presidents, their teams and a new chief credit executive, whose leadership and experience will lead the re-branding of our Company and its new community focus. These individuals will work to draw customers into our network as we introduce our community bank brand into our targeted markets. We are on track to open our first two new branch locations, in Boulder and Cherry Creek North, during the second half of 2006. Additionally, we have announced that we will present our proposed new name and identity, United Western Bancorp, Inc., to our shareholders during our annual meeting in June 2006 for their approval.”

Michael J. McCloskey, Chief Operating Officer, added, “The Company has also made significant progress within other areas of our operating strategy in that we have divested two of our non-banking subsidiaries during the first quarter, have announced the sale of ABS School Services and are continuing our analysis of the remaining operations to ensure that we have the appropriate business focus on and resource allocation to our core competencies going forward. We believe that both the sale of the assets of Matrix Bancorp Trading and MTXC Realty during the first quarter, and the sale of ABS School Services, LLC, which closed May 5, 2006, demonstrate our commitment to the execution of our community banking business plan, focused on business and consumer loan and deposit generation, as well as the continued growth of our trust services subsidiary, Sterling Trust.”

Financial Highlights

Net Interest Income. Net interest income before provision for credit losses totaled $13.5 million for the quarter ended March 31, 2006 as compared to $10.9 million for the quarter ended March 31, 2005. The increase is attributable to an overall increase in the Company’s average balance of interest-earning assets to $2.02 billion for the quarter ended March 31, 2006 as compared to $1.74 billion for the quarter ended March 31, 2005. The yield on those interest-earning assets increased to 5.27% for the first quarter of 2006 as compared to 4.59% for the first quarter of 2005. There was an increase in the average balance of the Company’s interest-bearing liabilities to $1.80 billion for the quarter ended March 31, 2006 as compared to $1.52 billion for the quarter ended March 31, 2005. The cost of the interest-bearing liabilities also increased to 2.93% for first quarter of 2006 as compared to 2.36% for first quarter of 2005. The increase in yield on the interest-earning assets and in the rate on interest-bearing liabilities was in response to the increase in the overall interest rate environment over the period and in the change in mix of assets and liabilities that comprise the balances. The Company’s net interest margin increased to 2.66% for the first quarter of 2006 as compared to 2.52% for the first quarter of 2005. The increase in the net interest margin is due to the impact from the yield on the interest-earning assets increasing more than the cost of our interest-bearing liabilities, combined with the effect of a higher balance of interest earning assets in total and as a percentage of total assets. This reverses a trend of compression in the Company’s interest rate margin experienced in 2005 which was due primarily to the flattening of the yield curve in 2005.

Provision for Credit Losses. The provision for credit losses was $960 thousand for the first quarter of 2006 as compared to $760 thousand for the first quarter of 2005. The increase in the provision is attributable to the Company’s reevaluation of loan loss reserve levels associated with our commercial loan portfolio. During the first quarter 2006, Matrix Bank’s new credit risk management team revised the estimated loss factors that are applied to certain of our commercial loans to reflect credit and risk management’s experience with inherent losses in these types of loans.

Noninterest Income. Noninterest income was $9.3 million for the first quarter of 2006 as compared to $8.7 million for the first quarter of 2005. The increase is primarily due to other income for the first quarter of 2006 including $2.3 million received for two significant legal settlements, one at Matrix Financial and another at Matrix Bank. Both of the settlements relate to loan losses previously recorded. Other income also includes an increase of $580 thousand for fees received from the deployment of certain New Market Tax Credits. These items were offset by decreases of $760 thousand in loan administration fees due to decreases in the size of our mortgage servicing portfolio, decreases of $810 thousand in trust services income due to the sale of trust operations of Matrix Bank in April 2005 and decreases of $480 thousand in levels of gain on sale of loans and securities which level is dependent on market conditions and the timing of sales in the marketplace, primarily on loans purchased and resold from our servicing portfolio and SBA loan portfolio.

Noninterest Expense. Noninterest expense for the first quarter of 2006 was $16.2 million as compared to $15.0 million for the first quarter of 2005, due primarily to increases in subaccounting fees and in compensation and benefits. Increases of $2.0 million in subaccounting fees at Matrix Bank to $4.6 million for the quarter ended March 31, 2006 are due to increases in the levels of institutional deposits held on which subaccounting services are incurred, and increases in the level of the subaccounting fees, which generally move with changes in the Federal Open Market Committee target rate for overnight deposits. The Company also experienced increases in compensation and employee benefits expense of $550 thousand as a result of the hiring of employees at Matrix Bank to implement the community banking strategy, including the senior members of the branches and personnel in credit and administration to support our anticipated community bank loan growth, as well as expense of approximately $100 thousand associated with various stock options granted during the quarter, due to the implementation of Statement of Financial Accounting Standard No. 123(R), “Share-Based Payment”. The impact of these increases was offset by a decrease in other general and administrative expense due to inclusion of a $980 thousand recovery of a portion of the market value adjustment against the value of our single-family loans held for sale portfolio. In addition, there is a continued decrease in the level of amortization of mortgage servicing rights to $1.5 million for the first quarter 2006 due to lower repayment activity and the continued decline in the outstanding balance of our mortgage servicing rights asset as compared to December 31, 2005.

Capital. Matrix Bank remains a well capitalized institution. Matrix Bank’s tier 1 risk-based, total risk-based and leverage capital ratios are approximately 6.34%, 15.27% and 14.61%, respectively, as of March 31, 2006, all of which are well in excess of regulatory requirements. These ratios reflect the low risk levels associated with the securities and single family loan portfolio, and the prudent leverage of Matrix Bank’s balance sheet.

Conference Call

The Company’s management will host a conference call to review the results of operations for the first quarter 2006 and other topics that may be raised during the discussion on Thursday, May 11, 2006 at 9:00 a.m. Mountain Time. To access the call, participants should dial 800-240-4186 at least ten minutes prior to the start of the call. International callers should dial 303-262-2138. To hear a live web simulcast or to listen to the archived web cast following the completion of the call, please visit the Company’s web site at www.matrixbancorp.com, click on the investor relations tab and then select conference calls to access the link to the call. Refer to conference identification number 33859.

Denver-based Matrix Bancorp, Inc. is focused on developing its community-based banking network through its subsidiary, Matrix Capital Bank, by strategically positioning branches across Colorado’s Front Range market. The area spans the Eastern slope of the Rocky Mountains - from Pueblo to Fort Collins, and includes the metropolitan Denver marketplace. Matrix Bank plans to grow its network to an estimated five to seven community bank branches over the next three to five years. The Company recently identified “United Western” as its proposed new brand name and anticipates a formal change in legal and trade names during the second or third quarter of 2006, after receiving applicable regulatory and shareholder approvals. For more information, please visit our web site at www.matrixbancorp.com.

Forward-Looking Statements

Certain statements contained in this earnings release that are not historical facts, including, but not limited to, statements that can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “predict,” “believe,” “plan,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements in this earnings release could differ materially are: the timing of regulatory approvals or consents for new branches or other contemplated actions; the availability of suitable and desirable locations for additional branches; and the continuing strength of our existing business, which may be affected by various factors, including but not limited to interest rate fluctuations, level of delinquencies, defaults and prepayments, general economic conditions, competition; the delay in or failure to receive any required shareholder approvals of the contemplated actions; and the risks and uncertainties discussed elsewhere in the annual report for the year ended December 31, 2005 filed with the Securities and Exchange Commission on March 15, 2006; and the uncertainties set forth from time to time in the Company’s periodic reports, filings and other public statements.

FINANCIAL TABLES ATTACHED

MATRIX BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share information)

	March 31,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Cash and cash equivalents	$17,770	$15,877
Interest-earning deposits and federal funds sold	19,312	18,355
Investment securities - available for sale	22,734	14,462
Investment securities - held to maturity	529,694	421,010
Investment securities - trading	102,980	104,722
Loans held for sale, net	850,250	927,442
Loans held for investment, net	448,540	425,943
FHLBank stock, at cost	40,951	34,002
Mortgage servicing rights, net	19,587	20,708
Accrued interest receivable	10,615	9,752
Other receivables	20,430	19,387
Premises and equipment, net	16,353	17,154
Bank owned life insurance	22,672	22,454
Other assets, net	19,199	19,898
Income taxes receivable and deferred income tax asset	1,354	3,696
Foreclosed real estate, net	3,422	4,526

Total assets	$2,145,863	$2,079,388

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits	$1,183,292	$1,124,044
Custodial escrow balances	56,250	49,385
FHLBank borrowings	691,004	615,028
Borrowed money	29,044	29,581
Junior subordinated debentures owed to unconsolidated subsidiary trusts	61,372	61,372
Deferred income tax liability	2,047	-
Other liabilities	15,868	19,250

Total liabilities	2,038,877	1,898,660

Shareholders’ equity:
Common stock, $0.0001 par value	1	1
Treasury stock	-	-
Additional paid-in capital	28,993	108,395
Retained earnings	77,831	72,314
Accumulated other comprehensive income	161	18

Total shareholders’ equity	106,986	180,728

Total liabilities and shareholders’ equity	$2,145,863	$2,079,388

MATRIX BANCORP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share information)
(Unaudited)

	Quarter Ended March 31,
	2006	2005
Interest and dividend income:
Loans	$17,564	$15,554
Investment securities	8,329	4,005
Interest-earning deposits and federal funds sold	759	351
Total interest and dividend income	26,652	19,910

Interest expense:
Deposits	4,201	3,268
FHLBank advances	7,428	4,142
Borrowed money and junior subordinated debentures	1,554	1,552
Total interest expense	13,183	8,962

Net interest income before provision for credit losses	13,469	10,948
Provision for credit losses	957	758
Net interest income after provision for credit losses	12,512	10,190

Noninterest income:
Loan administration	2,273	3,035
Brokerage	553	695
Trust services	1,704	2,515
Real estate disposition services	168	422
Gain on sale of loans and securities	251	731
Gain on sale of other assets	100	-
Litigation settlements	2,250	-
Other	1,978	1,273
Total noninterest income	9,277	8,671

Noninterest expense:
Compensation and employee benefits	5,679	5,129
Amortization of mortgage servicing rights	1,517	1,774
Recovery of mortgage servicing rights impairment	(276)	(175)
Occupancy and equipment	960	983
Postage and communication	287	359
Professional fees	525	623
Mortgage servicing rights subservicing fees	681	825
Data processing	222	303
Subaccounting fees	4,638	2,652
Other general and administrative	1,962	2,531
Total noninterest expense	16,195	15,004

Income from continuing operations before income taxes	5,594	3,857
Income tax provision	1,715	1,343
Income from continuing operations	3,879	2,514

Discontinued operations:
Income from discontinued operations, including gain on sale of assets of $3,859 and $0, net of income tax provision (benefit) of $1,147 and $(46), respectively	1,638	406
Net income	$5,517	$2,920
Continued

MATRIX BANCORP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share information)
(Unaudited)

	Quarter Ended March 31,
	2006	2005

Income from continuing operations per share - basic	$0.45	$0.38
Income from continuing operations per share - assuming dilution	$0.45	$0.38

Income from discontinued operations per share - basic	$0.19	$0.06
Income from discontinued operations per share - assuming dilution	$0.19	$0.06

Net income per share - basic	$0.64	$0.44
Net income per share - assuming dilution	$0.64	$0.44

MATRIX BANCORP, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Dollars in thousands, except share information)
(Unaudited)

	Quarter Ended March 31,
	2006	2005

Weighted average shares - basic	8,579,396	6,620,850
Weighted average shares - assuming dilution	8,632,135	6,697,884
Number of shares outstanding at end of period	7,556,573	6,620,850

Average Balances
Loans receivable	$1,348,543	$1,381,270
Interest-earning assets	2,024,352	1,735,656
Total assets	2,150,211	1,899,097
Interest-bearing deposits	1,012,048	885,504
FHLBank and other borrowings	786,567	634,665
Interest-bearing liabilities	1,798,615	1,520,169
Shareholders’ equity	116,623	93,365

Operating Ratios & Other Selected Data (1)
Return on average equity	13.30%	10.77%
Net interest margin (2)	2.66%	2.52%
Net interest margin - Matrix Capital Bank(2)	2.94%	2.94%
Balance of servicing portfolio	$1,600,754	$2,162,031
Average prepayment rate on owned servicing portfolio	18.90%	19.84%
Book value per share (end of period)	$14.16	$14.29

Loan Performance Ratios(1)
Annualized net charge offs/average loans	0.03%	0.17%
Allowance for loan and valuation losses/total loans	0.83%	0.84%
_____________________
(1)  Calculations are based on average daily balances where available and monthly averages otherwise, as applicable.
(2)  Net interest margin has been calculated by dividing net interest income before provision for credit losses by average interest-earning assets.

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